Exhibit 10.1

Management Incentive Plan

Grades 26-34
FY21

Objective
The objective of the Management Incentive Plan (the “Plan”) is to reward individual employee behaviors, performance and contributions to the mission, values, growth and profitability of Vail Resorts, Inc. and its wholly owned subsidiaries (collectively, the “Company”).
Although the Plan’s overall intent remains unchanged, the COVID-19 pandemic negatively affected both fiscal 2020 business results and also employees’ rewards. For example, employee base salaries were reduced for a period of six months during fiscal 2020, the Company ceased matching 401(k) contributions for six months and no MIP award was paid to employees for fiscal 2020. Accordingly, for fiscal 2021 only, the Plan is being updated to recognize and retain our talent and ensure our ongoing organizational health.
Effective Dates
The Plan is effective August 1, 2020 through July 31, 2021. The Plan year runs concurrently with the fiscal year under which the employee is governed.
Eligibility
All full-time, year-round employees of the Company, including 10 and 11 month employees, assigned to grade levels 26 to 34, as identified in the Company’s compensation grade structures, performing work in U.S., Canada and Australia (Grade 31 and above only in Australia) are eligible to participate in the Plan. Employees who participate in any other Vail Resort’s funded nondiscretionary or performance based incentive plan, or who collect commission payments throughout the year, are ineligible to participate in the Plan. Employees designated as part-time, seasonal, or “season to season” are ineligible to participate in this plan for the period of time they are designated as such.
Plan Funding
Due to financial and other uncertainties in fiscal 2021, rather than a variable Plan payment based on Company EBIDTA performance relative to target, the FY21 Plan payment is 90% of target incentive, subject to increase or decrease based on an employee’s individual performance rating.
Target Incentives by Grade
The individual targets for eligible employees are a percentage of base salary based on grade level, as of the last day of the measurement period, except where proration is needed for new hire or internal promotion during the year. The target bonus percentages for employees may be amended at any time by the Compensation Committee in its sole discretion.
Individual Performance Rating Multiplier
An individual’s performance rating is determined through the annual fiscal year performance review process. The rating determines the incentive multiplier, with higher performing employees receiving larger percentages than their lower performing peers. Individual performance ratings multiply the incentive payment by 0% to 130% of the target amount as displayed in Exhibit A.
Proration for New Hires
An employee hired into a position eligible for this Plan receives a prorated payment based on the hire date, per the following schedule. As noted, anyone hired in the fourth quarter is ineligible to receive an award in that fiscal year, except at the sole discretion of the Compensation Committee.

Quarter	Month of Hire	Month of Hire (Managed Properties)	Proration %
1	August, September, October	January, February, March	100%
2	November, December, January	April, May, June	67%
3	February, March, April	July, August, September	33%
4	May, June, July	October, November, December	0%

Proration for Internal Promotions
Employees who are promoted to a higher grade level after the first quarter of the fiscal year receive a prorated payment rounded to nearest month based on the effective date of the grade change.

Example of prorated payment calculation resulting from internal promotion in October
Grade	Base Salary	Target $	Funding %	Performance Rating	# of Months In Role	Prorated Payment
29	$120,000	$24,000	90%	Achieves (100%)	3	$5,400
28	$100,000	$15,000	90%	Achieves (100%)	9	$10,125
Total Payment						$15,525
No proration is applied if base salary rate change occurs within same grade and there is no change to individual target percentage, in which case, the base salary on the last eligible effective date during measurement period is used for the payment calculation.
Exceptions, if any, to the proration rule are at the sole discretion of the Compensation Committee.
Proration for 10 and 11 Month Year-Round Employees
Individual payments for Year-Round 10 Month Employees and Year-Round 11 Month Employees are prorated to reflect their cumulative paid time during the Year, e.g., 10 paid months during the year results in 10/12s of a year-round payment.
Pro-Ration for Leave of Absence
Individual payments for employees who take a paid or unpaid leave of absence (excluding FTO) one month or longer during the Plan Year are prorated to reflect the time on leave. For example, an individual takes a two-month paid leave of absence, which results in a 10/12s proration of the year-round payment.
Plan Payments
Plan payments calculated in accordance with the terms of this Plan are paid in cash or direct deposit, minus applicable deductions and withholdings as required by law, by the close of the first quarter following the previous fiscal year end.
Termination of Employment
Plan payments are unvested until the date Plan payments are made. To be eligible to receive a payment, an individual must be employed by the Company on the date Plan payments are made. Employees whose employment ends prior to the payment date under the Plan for any fiscal year are ineligible, subject to the sole discretion of the Compensation Committee.
However, if an otherwise eligible employee is not employed as of the date of the Plan payment due to death or long-term disability under the Company long-term disability plan, such employee, if s/he would have otherwise received a payment under the Plan except for his or her death or disability, is entitled to receive a pro-rated payment for the portion of the fiscal year the employee was actively employed, and any such payment shall be made no later than March 15 of the year following the year of such employee’s death or disability.
If an employee terminates employment and is subsequently rehired, eligibility under this Plan restarts with the employee’s rehire date.
Plan Administration, Modification and Discontinuance
This Plan is administered by the Compensation Committee. The Compensation Committee has authority to interpret the Plan and to make, amend, or nullify any rules and procedures deemed necessary for proper Plan administration, including, but not limited to, performance targets, results and extraordinary events. No payments will be made until and unless the Compensation Committee has certified that the Plan’s material terms have been satisfied.

Notwithstanding the use of the term “funded” in this Plan or the accompanying Exhibits, such term is intended to reflect the target amount that may become payable as described herein and does not suggest that amounts are set aside for the benefit of Plan participants. Any payments hereunder shall be made from assets which shall continue, for all purposes, to be a part of the general, unrestricted assets of the Company and no person shall have nor acquire any interest in any such assets by virtue of the provisions of this Plan. The Company’s obligation hereunder shall be an unfunded and unsecured promise to pay money in the future. To the extent that any person acquires a right to receive payments from the Company under the provisions hereof, such right shall be no greater than the right of any unsecured general creditor of the Company; no such person shall have nor acquire any legal or equitable right, interest or claim in or to any property or assets of the Company.
Continued Employment
The Plan is not intended to and does not give any employee the right to continued employment with the Company. The Plan does not create a contract of employment with any employee and does not alter the at-will nature of employee’s employment with the Company.

Exhibit A - Plan Variables
Funding
The Plan is funded at 90% of the target incentive for FY21.
Incentive Percent by Grade

Grade Level	Incentive Percent
26	8%
27	10%
28	15%
29	20%
30	25%
31	30%
32	35%
33	42.5%
34	50%
Individual Performance Multipliers

Performance Multiplier Chart
Performance Rating	Multiplier
Greatly Exceeds Expectations	130%
Exceeds Expectations	120%
Achieves Expectations	100%
Meets Most Expectations	50%
Meets Some Expectations	0%

Exhibit B - Payment Calculation

•	The payment calculation is as follows: Base salary * Incentive % * Plan funding % * Performance multiplier * new hire/promotion proration = Payment

•	Grade 28 employee at $100,000 base salary

•	Target incentive = 15%

•	Plan funding = 90%

•	Individual performance rating of “Achieves Expectations” at 100%

•	Employed and not promoted during the full year

•	$100,000 * 15% * 90% * 100% * 100% = $13,500